EXHIBIT 10.64

AGREEMENT OF PRINCIPAL TERMS

This Agreement of Principal Terms is entered into this 21st day of February 2017 between Craftsman Industries, Inc. ("Craftsman Industries"), an S-corporation whose principal place of business is 3101 Elm Point Industrial Dr., St. Charles MO 63301 and Cool Technologies , Inc. ("CoolTech"), a Nevada corporation having a principal place of business at 8875 Hidden River Parkway, Suite 300, Tampa, Florida 33637 Craftsman Industries and CoolTech are sometimes referred to individually as a "party" and jointly as "parties").

WHEREAS

(a) CoolTech is an innovator, developer and manufacturer via outsource partners of Thermal Technologies and Mobile Generation products. When the technologies are fitted onto a Class 2 to Class 8 style vehicle, they can be utilized to produce mobile power outputs equal to or better than that of tow behind generators or stationary backup generators. These technologies produce output power in kVA at a 50% reduction in weight of tow behind generators from the vehicle engine or any other onboard power source such as batteries, solar, CNG, LNG and fuel cell.

(b) Craftsman Industries is the market leader in design, engineering, and production for Marketing Vehicles and Industrial Mobile Solutions..

(c) Craftsman Industries has entered into a full Non-Disclosure Agreement with CoolTech dated the 17th day of January 2017 ("Non-Disclosure Agreement") and is fully bound by the terms and conditions set forth in that Agreement.

(d) CoolTech wishes to enter into this Agreement and assist Craftsman Industries in reducing Craftsman total cost to produce its products as well as expanding and developing Craftsman Industries's customer base with CoolTech's patented and proprietary Mobile Generation technology.

(e) To help further discussions and co-operation, the parties have agreed to the following principal terms.

NOW, THEREFORE, the parties hereto agree, as follows:

1. Representations: Each of Craftsman Industries and CoolTech hereby warrants and represents to the other, as follows:

(a) that it is a legal person validly existing in its jurisdiction of establishment;

(b) that it has the full power and authority to enter into this Agreement and perform its contractual obligations and that its representative who is signing this Agreement has been authorized to do so pursuant to a valid power of attorney or board of directors' resolution.

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2. CoolTech will furnish Craftsman Industries with one (1) MG30 prototype fitted onto a Class 3 to Class 5 truck within 60/90 business days of the signing of this Agreement. Craftsman Industries will have the use of the prototype for a period of 30/60 days ("Test Period").

(a) During the Test Period, CoolTech will provide technical assistance to Craftsman Industries to test the prototype and to meet the technical criteria established by Craftsman Industries and CoolTech, jointly.

(b) If the prototype MG30 does not meet the mutually agreed to specified technical criteria and cost out, at the end of the Test Period, Craftsman Industries shall return the Kit and or Ford 350 truck and the MG30 prototype and all confidential technology, data and know-how shall be either destroyed or kept confidential in accordance with the terms of the Non-Disclosure Agreement.

(c) Upon achieving the mutually agreed technical criteria in paragraph (b) Craftsmen Industries shall offer the CoolTech solution to its current and future customer base where applicable. Craftsmen industries shall be represented by both companies as a primary uplift and integration center for Cool Technologies, and their customers.

3. During the period that CoolTech is working with Craftsman Industries and providing it with trade secrets, technical and other assistance for the development of Mobile Generation systems, Craftsman Industries, its officers, directors and employees shall not, directly or indirectly, work with any competitor of CoolTech.

4. Either party may cancel this agreement with twelve months' notice. Both parties will remain bound by the NDA and confidentiality obligations associated with this agreement. Craftsmen Industries, Inc. agrees that it will not offer alternative power take off technologies of similar design on quotes that have included the CooITech product offerings. Craftsmen Industries, Inc. will be free to offer alternative similar technologies after termination of this agreement.

5. The Governing law for this Agreement of Principal Terms shall be that of the State of Nevada.

Signed on behalf of Craftsman Industries:		Signed on behalf of CoolTech:

By:	/s/ Mark Steele	By:	/s/ Timothy Hassett
Name:	Mark D. Steele	Name:	Timothy J. Hassett
Title:	President and Chief Executive Officer	Title:	Chief Executive Officer

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